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                                                                    Exhibit (h5)

                  FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

                                     Between

                          THE MERRIMAC MASTER PORTFOLIO

                                       and

                         INVESTORS BANK & TRUST COMPANY



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                  FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT effective as of the __ day of _____, 2003 by and between the Merrimac Master Portfolio, a New York Trust (the "Trust"), and Investors Bank & Trust Company, a Massachusetts trust company ("IBT").

     WHEREAS, the Trust desires to appoint IBT as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and IBT desires to accept such appointment;

     WHEREAS, IBT is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

     WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust intends to offer portfolios listed on Appendix A hereto, as such Appendix A may be amended from time to time (each a "Fund" and collectively the "Funds");

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Trust and IBT agree as follows:

ARTICLE 1.  Terms of Appointment; Duties of IBT

     1.01 Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Funds hereby employs and appoints IBT to act, and IBT agrees to act, as transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the most recent Confidential Offering Circular, as such may be amended from time to time, (the "Offering Circular") of the Trust, including without limitation any periodic investment plan or periodic withdrawal program.

     1.02 IBT agrees that it will perform the following services:

         (a) In connection with procedures established from time to time by agreement between the Trust and IBT, IBT shall:

            (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Trust appointed by the Board of Trustees of the Trust (the "Custodian");

            (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

            (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

            (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (vi) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of a Fund;

            (vii) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by IBT for the periods and in the places required by Rule 31a-2 under the 1940 Act;

            (viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, IBT shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust;

            (ix) At the expense of and at the request of the Trust, maintain an adequate supply of blank share certificates for each Fund providing for the issuance of certificates to meet IBT's requirements therefor. Such share certificates shall be properly signed by facsimile. The Trust agrees that, notwithstanding the death, resignation, or removal of any officer of the Trust whose signature appears on such certificates, IBT may continue to countersign certificates which bear such signatures until otherwise directed by the Trust. Share certificates may be issued and accounted for entirely by IBT and do not require any third party registrar or other endorsing party;

            (x) Issue replacement share certificates in lieu of certificates which have been lost, stolen, mutilated or destroyed, without any further action by the Board of Trustees or any officer of the Trust, upon receipt by IBT of properly executed affidavits and lost certificate bonds, in form satisfactory to IBT with the Trust and IBT as obligees under the bond. At the discretion of IBT, and at its sole risk, IBT may issue replacement certificates without requiring the affidavits and lost certificate bonds described above and the Trust agrees to indemnify IBT against any and all losses or claims which may arise by reason of the issuance of such new certificates in the place of the ones allegedly lost, stolen or destroyed; and

            (xi) Record the issuance of Shares of the Trust and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. IBT shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, IBT shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and offering circulars to current Shareholders, withholding taxes on all accounts, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable the Trust to monitor the total number of shares sold in each State. The Trust shall (i) identify to IBT in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of IBT for a Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund(s) and the reporting of such transactions to the Fund(s) as provided above.

         (c) Additionally, IBT shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

ARTICLE 2.  Sale of Trust Shares

     2.01 Whenever the Trust shall sell or cause to be sold any Shares of a Fund, the Trust shall deliver or cause to be delivered to IBT a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

     2.02 IBT will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to IBT as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. IBT will notify the Trust, or its designee, and the Custodian of all purchases and related account adjustments.

     2.03 Under procedures as established by mutual agreement between the Trust and IBT, IBT shall issue to the purchaser or its authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in accordance with the Offering Circular and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, IBT shall be entitled to rely upon the latest directions, if any, previously received by IBT from the purchaser or its authorized agent concerning the delivery of such Shares.

     2.04 IBT shall not be required to issue any Shares of the Trust where it has received a written instruction from the Trust or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and IBT shall be entitled to rely upon such written instructions or written notification.

     2.05 Upon the issuance of any Shares of any Fund(s) in accordance with foregoing provisions of this Section, IBT shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

     2.06 IBT may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Trust, any other rules and regulations.

ARTICLE 3. Returned Checks

     3.01 In the event that any check or other order for the transfer of money is returned unpaid for any reason, IBT will take such steps as IBT may, in its discretion, deem appropriate to protect the Trust from financial loss or as the Trust or its designee may instruct. Provided that the standard procedures, as agreed upon from time to time, between the Trust and IBT, regarding purchases and redemptions of Shares, are adhered to by IBT, IBT shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

ARTICLE 4. Redemptions

     4.01 Shares of any Fund may be redeemed in accordance with the procedures set forth in the Offering Circular of the Trust and IBT will duly process all redemption requests.

ARTICLE 5. Transfers and Exchanges

     5.01 IBT is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by IBT, and exchanges between the Trust and any other entity as may be permitted by the Offering Circular of the Trust. If Shares to be transferred are represented by outstanding certificates, IBT will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, IBT will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, IBT will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

ARTICLE 6. Right to Seek Assurances

     6.01 IBT reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which IBT, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. IBT may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trust or IBT's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Trust shall indemnify IBT for any act done or omitted by it in reliance upon such laws or opinions of counsel of the Trust or of IBT.

ARTICLE 7. Distributions

     7.01 The Trust will promptly notify IBT of the declaration of any dividend or distribution. The Trust shall furnish to IBT a resolution of the Board of Trustees of the Trust certified by the Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing IBT to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to IBT on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to IBT on the payment date.

     7.02 IBT, on behalf of the Trust, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. IBT will calculate, prepare and mail checks to (at the address as it appears on the records of IBT), or (where appropriate) credit such dividend or distribution to the account of, Fund Shareholders, and maintain and safeguard all underlying records.

     7.03 IBT will replace lost checks at its discretion and in conformity with regular business practices.

     7.04 IBT will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Trust, including without limitation daily dividends.

     7.05 IBT shall not be liable for any improper payments made in accordance with a resolution of the Board of Trustees of the Trust.

     7.06 If IBT shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Trust as of the record date, IBT shall, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to IBT and shall not be liable for any claim arising out of such withholding.

ARTICLE 8. Other Duties

     8.01 In addition to the duties expressly provided for herein, IBT shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

ARTICLE 9. Taxes

     9.01 It is understood that IBT shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

ARTICLE 10. Books and Records

     10.01 IBT shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information (as available from prior transfer agents) regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account;
(vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for IBT to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law.

     10.02 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust during regular business hours upon reasonable notice. IBT may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in IBT's files, records and documents created and maintained by IBT in performance of its service or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

     10.03 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and IBT. IBT shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. IBT shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

ARTICLE 11. Fees and Expenses.

     11.01 For performance by IBT pursuant to this Agreement, the Fund(s) agree to pay IBT an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached as Appendix B hereto. Such fees and out-of-pocket expenses and advances identified under Section 11.02 below may be changed from time to time subject to mutual written agreement between the Fund(s) and IBT.

     11.02 In addition to the fee paid under Section 11.01 above, the Fund(s) agree to reimburse IBT for out-of-pocket expenses or advances incurred by IBT for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by IBT at the request or with the consent of the Fund(s) including, without limitation, any equipment or supplies which the Trust specifically orders or requires IBT to purchase, will be reimbursed by the Fund(s).

     11.03 The Fund(s) agree to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to IBT by the Fund(s) at least seven (7) days prior to the mailing date of such materials. Any waiver or extension by IBT of the thirty and seven day time periods enumerated in this section 11.03 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to IBT hereunder.

ARTICLE 12. Representations and Warranties of IBT

IBT represents and warrants to the Trust that:

     12.01 It is a trust company duly organized and existing and in good standing under the laws of Ireland.

     12.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     12.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     12.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE 13. Representations and Warranties of the Company

The Trust represents and warrants to IBT that:

     13.01 It is a corporation duly organized and existing and in good standing under the laws of the State of its incorporation as set forth in the preamble hereto.

     13.02 It is empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

     13.03 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

     13.04 It is a open-end investment company registered under the 1940 Act.

     13.05 Appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

     13.06 When Shares are hereafter issued in accordance with the terms of the Offering Circular, such Shares shall be validly issued, fully paid and nonassessable by the Fund(s).

ARTICLE 14. Indemnification

     14.01 Except as set forth in Section 14.02 hereof, IBT shall not be responsible for, and the Trust shall indemnify and hold IBT harmless from and against, any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions taken or omitted to be taken by IBT or its agents or subcontractors in good faith in reliance on or use by IBT or its agents or subcontractors of information, records and documents which (i) are received by IBT or its agents or subcontractors and furnished to such party by or on behalf of the Fund(s), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s), or (iii) were received by IBT or its agents or subcontractors from a prior transfer agent.

         (b) Any action taken or omitted to be taken by IBT in good faith reliance upon any law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

         (c) The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

         (d) The reliance on, or the carrying out by IBT or its agents or subcontractors of any instructions or requests, whether written or oral, of the Fund(s).

         (e) The offer or sale of Shares by the Trust in violation of (i) any requirement under the federal securities laws or regulations; (ii) any requirement under the securities laws or regulations of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

     14.02 IBT shall indemnify and hold the Fund(s) harmless from and against any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by IBT as a result of IBT's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

     14.03 At any time IBT may apply to any officer of the Trust for instructions, and may consult with legal counsel of IBT or the Trust with respect to any matter arising in connection with the services to be performed by IBT under this Agreement, and IBT and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. IBT, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to IBT or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and IBT, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). IBT, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Trust, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     14.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

     14.05 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

     14.06 In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

ARTICLE 15. Covenants of the Trust and IBT

     15.01 The Trust shall promptly furnish to IBT the following:

         (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of IBT and the execution and delivery of this Agreement.

         (b) A copy of the charter documents and by-laws of the Trust and all amendments thereto.

         (c) Copies of each vote of the Trustees designating authorized persons to give instructions to IBT, and a Certificate providing specimen signatures for such authorized persons.

         (d) Certificates as to any change in any officer or Trustee of the Trust.

         (e) If applicable a specimen of the certificate of Shares in each Fund of the Trust in the form approved by the Trustees, with a Certificate as to such approval.

         (f) Specimens of all new certificates for Shares, accompanied by the Trustees' resolutions approving such forms.

         (g) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Trust.

         (h) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

         (i) An opinion of counsel for the Trust with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

         (j) Copies of the Fund(s) registration statement on Form N-1A (if applicable) as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

         (k) Such other certificates, documents or opinions as IBT may deem necessary or appropriate for IBT in the proper performance of its duties hereunder.

     15.02 IBT hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     15.03 IBT shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, IBT agrees that all such records prepared or maintained by IBT relating to the services to be performed by IBT hereunder are the confidential property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Trust on and in accordance with its request.

     15.04 IBT and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     15.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, IBT will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such request or demand. IBT reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

ARTICLE 16. Term of Agreement

     16.01 Termination of Agreement. The term of this Agreement shall be three years commencing upon the date first above written (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

         (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

         (b) Either party may terminate this Agreement during any Renewal Term upon sixty days written notice to the other party. Any termination pursuant to this paragraph 16.01(b) shall be effective upon expiration of such sixty days, provided, however, that the effective date of such termination may be postponed to a date not more than ninety days after delivery of the written notice:

            (i) at the request of IBT, in order to prepare for the transfer by IBT of its duties hereunder; or (ii) at the request of the Fund, in order to give the Fund an opportunity to make suitable arrangements for a successor transfer agent.

     16.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, IBT reserves the right to recover from the Trust any other reasonable expenses associated with such termination.


ARTICLE 17. Assignment

     17.01 Except as provided in Section 17.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     17.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     17.03 IBT, may without further consent on the part of the Trust, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of IBT.

ARTICLE 18.  Amendment

     18.01 This Agreement may be amended or modified only by a written agreement executed by both parties.

ARTICLE 19. Governing Law

     19.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York, without regard to its conflict of laws provisions.

ARTICLE 20. Merger of Agreement and Severability

     20.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     20.02 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

     20.03 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

ARTICLE 21. Notices

     21. 01 Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

                   For the Fund(s):      Merrimac Master Portfolio
                                         P. O. Box 501
                                         Cardinal Avenue
                                         Georgetown, Grand Cayman
                                         Cayman Islands, B.W.I.


                   To IBT:               John E. Henry
                                         General Counsel
                                         Investors Bank & Trust Company
                                         200 Clarendon Street
                                         Boston, MA 02117

ARTICLE 22. Regarding the Fund

     22. 01 Limitation of Liability. IBT is hereby expressly put on notice of the limitation of liability set forth in the Master Trust Agreement of the Fund and agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and that IBT shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

     22.03 Several Obligations of the Portfolios. This Agreement is an agreement entered into between IBT and the Funds with respect to each Fund. With respect to any obligation of the Funds on behalf of any Fund arising out of this Agreement, IBT shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though IBT had separately contracted with the Funds by separate written instrument with respect to each Fund.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

                              MERRIMAC MASTER PORTFOLIO

                              By:
                                 -----------------------------------------
                                 Name:  Paul J. Jasinski
                                 Title: President

                              INVESTORS BANK & TRUST COMPANY

                              By:
                                 -----------------------------------------
                                 Name:
                                 Title:

                                                                      APPENDIX A

                                   Portfolios

                             Merrimac Cash Portfolio
                           Merrimac Treasury Portfolio
                        Merrimac Treasury Plus Portfolio
                       Merrimac U.S. Government Portfolio
                          Merrimac Municipal Portfolio
                            Merrimac Prime Portfolio

                                                                      APPENDIX B

                            MERRIMAC MASTER PORTFOLIO

                                 [FEE SCHEDULE]